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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)


                              The Vialink Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   9255Q 10 1
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  2  of  8  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Merchant Fund, L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 7,500,000
       OWNED BY    -------------------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  7,500,000
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,500,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  3  of  8  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Capital Partners, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    7,500,000
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  7,500,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,500,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  4  of  8  Pages

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH              6      SHARED VOTING POWER
      REPORTING
        PERSON                    7,500,000
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  7,500,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,500,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  5  of  8  Pages


ITEM 1(a).  NAME OF ISSUER:

            The Vialink Company

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            13155 Noel Road, Suite 800
            Dallas, Texas 75240

ITEM 2(a).  NAME OF PERSON FILING.
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(c).  CITIZENSHIP.

            SDS Merchant Fund, L.P. (the "Reporting Person")
            c/o SDS Capital Partners, LLC
            1 Sound Shore Drive, Suite 202
            Greenwich, CT 06830
            Delaware limited partnership

            SDS Capital Partners, LLC (the "General Partner")
            1 Sound Shore Drive, Suite 202
            Greenwich, CT 06830
            Delaware limited liability company

            Mr. Steven Derby ("Mr. Derby")
            Sole Managing member of the General Partner
            1 Sound Shore Drive, Suite 202
            Greenwich, CT 06830
            United States citizen

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share

ITEM 2(e).  CUSIP NUMBER:

            9255Q 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS a:

            Not Applicable

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  6  of  8  Pages


ITEM 4.     OWNERSHIP.  As of May 15, 2002:

            1.  The Reporting Person.

            (a)      Amount  beneficially  owned:  7,500,000  shares  of  Common
                     Stock.

            (b)      Percent of Class:9.7%

            (c)      Number of shares as to which such person has:

                     (i)      sole power to vote or direct the vote:  7,500,000

                     (ii)     shared power to vote or direct the vote:   0

                     (iii) sole power to dispose or direct the disposition of: 7,500,000

                     (iv) shared power to dispose or direct the disposition of: 0

            2.  The General Partner - same as Mr. Derby, see below.

            3.  Mr. Derby.

            (a)      Amount beneficially owned: 7,500,000 shares of Common
                     Stock.

            (b)      Percent of Class:9.7%

            (c)      Number of shares as to which such person has:

                     (i)      sole power to vote or direct the vote:  0

                     (ii)     shared power to vote or direct the vote: 7,500,000

                     (iii) sole power to dispose or direct the disposition of: 0

                     (iv) shared power to dispose or direct the disposition of: 7,500,000

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  7  of  8  Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

CUSIP No. 9255Q 10 1              SCHEDULE 13G             Page  8  of  8  Pages


ITEM 10.  CERTIFICATION.

          By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

          Dated:  May 17, 2002


                                        SDS MERCHANT FUND, L.P.
                                        By:  SDS Capital Partners, LLC,
                                             its General Partner


                                        By: /s/ Steven Derby
                                           -------------------------------------
                                             Name:  Steven Derby
                                             Title: Managing Member


                                        SDS CAPITAL PARTNERS, LLC


                                        By: /s/ Steven Derby
                                           -------------------------------------
                                           Name:   Steven Derby
                                           Title:  Managing Member


                                           /s/ Steven Derby
                                           -------------------------------------
                                                       Steven Derby